AMENDMENT NO. 6 TO
EMPLOYMENT AGREEMENT
This Amendment No. 6 to Employment Agreement is entered into on September 30, 2015 by Cimpress USA Incorporated (formerly known as Vistaprint USA, Incorporated) (the “Company”) and Robert S. Keane (the “Employee”). The Company and the Employee previously entered into an Employment Agreement dated September 1, 2009, as amended (the “Agreement”), and now wish to amend the Agreement further to reflect the Employee’s compensation for the Company’s 2016 fiscal year.
The parties agree as follows:
1.Compensation and Benefits.
1.1Salary. The Company shall pay the Employee, in accordance with the Company’s regular payroll practices, an annualized base salary of $214,970 for the one-year period commencing on July 1, 2015.
1.2    FY 2016 Incentive Compensation. The Employee is entitled to receive the bonuses, incentive awards, and equity compensation awards for the Company’s fiscal year 2016 described on Schedule A.
1.3    Withholding. All salary, bonus, and other compensation payable to the Employee is subject to applicable withholding taxes.
2.No Other Modification. Except as specifically modified by this Amendment, the Agreement remains unchanged and in full force and effect.
The parties have executed this Amendment as of the date set forth above.

CIMPRESS USA INCORPORATED

By:	/s/ Lawrence A. Gold
Title	Senior Vice President and Secretary

EMPLOYEE

/s/ Robert S. Keane
Robert S. Keane

SCHEDULE A

Incentive Compensation Payable by the Company for fiscal year 2016

Annual incentive, pursuant to the terms of the Employee’s award agreement under the Cimpress Amended and Restated Performance Incentive Plan for Covered Employees, with a target amount of $1,034,000 subject to the satisfaction of the performance criteria set forth in such award agreement.